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                                                                    EXHIBIT 12.3

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (dollars in thousands)

                                                   ----------------------------------------------------------------
                                                    9/30/95        1994          1993          1992         1991
                                                   ---------    ---------     ---------     ---------    ---------
Earnings
  Income from continuing operations               $  219,273   $   70,609    $    7,615    $  104,217   $   76,642
  Add:
    Loss from unconsolidated affiliate                            117,158         2,538
    Provision for income taxes                       140,630       86,203        16,984        68,303       49,160
    Fixed charges                                    130,684      101,779        86,615        70,168       68,748

                                                  ----------   ----------    ----------    ----------   ----------
  Earnings, as adjusted                (A)        $  490,587   $  375,749    $  113,752    $  242,688   $  194,550
                                                  ==========   ==========    ==========    ==========   ==========
Fixed charges and preferred stock dividends
  Other interest expense, including
    interest on capital leases                    $  96,054    $   71,780    $   63,851    $   51,203   $   53,173
  Estimated interest component of
    rental expense                                   34,630        29,999        22,764        18,965       15,575

                                                  ----------   ----------    ----------    ----------   ----------
  Total fixed charges                                130,684      101,779        86,615        70,168       68,748

  Preferred stock dividends, as adjusted              24,974       19,002        15,846           129          228

  Total fixed charges and preferred               ----------   ----------    ----------    ----------   ----------
    stock dividends                     (B)       $  155,658   $  120,781    $  102,461    $   70,297   $   68,976
                                                  ==========   ==========    ==========    ==========   ==========
Ratio of earnings to fixed charges
    and preferred stock dividends
                         (A) divided by (B)              3.2          3.1           1.1 *         3.5          2.8
                                                         ---          ---           ---           ---          ---
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* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges and preferred stock dividends for fiscal 1993 is 2.8.